Exhibit 10.01

EMPLOYMENT CONTRACT

Between

Versant GmbH
Wiesenkamp 22 b
22359 Hamburg	hereinafter referred to as “Versant”
Tel.: 040/60 99 00

and

Thomas Huben
Pfingstholzallee 8
21521 Aumühle
hereinafter referred to as “Employee”

Paragraph 1

The Employee has been employed with Versant since Oct 1, 2001. This employment contract redefines the agreement between the parties. As of November 1, 2006 this employment contract replaces all prior contracts and amendments between the parties.

The Employee manages the worldwide field operations of Versant and and its parent company Versant Corporation. His office is at Versant’s European Headquarters in 22359 Hamburg, Wiesenkamp 22b.

Paragraph 2

There is no probationary period. Employment can be terminated by either party by giving nine months notice at the end of each calendar month.

In case of termination Versant may release the Employee from his work duties while paying his compensation for the remainder of the employment term.

Paragraph 3

Working time amounts to 40 hours. Beginning, end and division of working hours shall be in accordance with Versant’s requirements in consultation with the Employee.

Work assigned to the Employee by Versant shall be completed within these working hours. Any eventual extra overtime hours shall not be specially remunerated.

Paragraph 4

The Employee shall attend to personal business outside of working hours. Absence from work shall only be allowed with prior consent on Versant’s part. Should this not be possible, the Employee shall inform Versant immediately of the reasons for such absence.

Versant shall be immediately notified of any incapacity to work on the first day of illness. At the latest on the third day of work incapacity, the Employee shall, without any special request to do so, attest to incapacity to work by presenting a physician’s statement, which must also indicate the expected duration of incapacity to work.

Paragraph 5

Annual holiday leave shall amount to 28 working days. The annual holiday leave must be taken by March 31 of the following year at the latest. Holiday leave not taken by that time lapses.

Paragraph 6

The employee has an annual target income of EUR 250.000, which is comprised of a fixed monthly salary and variable, success based components.

The fixed monthly salary shall amount to EUR 9.000

The variable portion of the Employee’s target salary shall be regulated by a special commission and bonus plan to be issued annually by Versant.

The Employee shall have a claim to twelve monthly salary payments within each year. The salary is retroactive due payable on the final working day of each month. The Employee shall be obligated, for cashless payment, to establish a bank account for payment purposes. Salaries shall not be paid out in cash.

The employee is entitled to a company car up to a monthly leasing fee of EUR 700. The company car may be used for private matters.

Paragraph 7

The Employee shall comply with Versant’s instructions and orders as far as they relate to employment.

The Employee shall maintain the strictest confidentiality on all of Versant’s commercial and technical matters coming to his knowledge, which shall also apply for the period after termination of employment.

Commercial and technical matters in the terms of this provision shall be all circumstances having even any indirect connection with commercial operations. It shall especially apply to the work methods applied by Versant. Commercial and working documents handed over to the Employee by Versant shall be carefully stored, protected from scrutiny by third parties, gnerally left on the company’s premises and shall be returned at any time upon request. Making of copies of any kind shall not be allowed.

Paragraph 8

Any Employee’s extra jobs shall require Versant’s consent. Assumption of extra jobs without such consent shall entitle Versant to immediate dismissal.

Paragraph 9

Additional benefits shall not be considered a part of monthly remuneration, but shall constitute voluntary employment benefits on the part of Versant, which it provides according to its entrepreneurial discretion depending on financial conditions.

Paragraph 10

Versant shall be solely entitled to any intellectual property rights to all work results of the Employee. This applies in particular to documentation of work results as well as all documents relating directly or indirectly to software, wherever such results, documentation and documents, in whatever form, have been developed or processed in connection with the Employee’s work for Versant.

Versant shall in particular have exclusive usage rights, not limited in time, place or substance, for all known or any eventually unknown methods of commercialisation. Any claims by the Employee shall be considered to have been remunerated with the payment of the compensation agreed in this Employment Contract.

In case of violation of Versant’s usage, commercialisation and intellectual property rights by the Employee, particularly in the event that the Employee himself uses the results of his work, or permits them to be used by third parties, or divulges them to the latter, then Versant shall be entitled to a contractual penalty of EUR 5.000 for every such infraction, with the presumption of continuous offence being barred in the case of several violations.

Paragraph 11

Amendments to this Contract or additional agreements or ancillary agreements must be made in writing.

Paragraph 12

Should a provision of this Contract be or become void, then the validity of the remaining provisions shall not be affected thereby. Rather, the void provision shall be replaced by another one most closely approximating its sense and purpose.

Hamburg, this day of

(Thomas Huben)	Versant GmbH